UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 7, 2017

SCHMITT INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	000-23996	93-1151989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2765 N.W. Nicolai Street Portland, Oregon	97210-1818
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 227-7908

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 7, 2017, the Board of Directors (the “Board”) of Schmitt Industries, Inc. (the “Registrant”) restored the salaries of the senior management of the Registrant, which includes David M. Hudson, Ann M. Ferguson and David W. Case. As previously reported, the Board decided to reduce the salaries of all members of its senior management by twenty-five percent (25%) effective January 1, 2016. Effective April 1, 2017, the annual base salary for David M. Hudson will be increased to $212,500; the annual base salary for Ann M. Ferguson will be increased to $175,000; and the annual base salary for David W. Case will be increased to $170,000.

In addition, a restoration salary for the four-month period from December 1, 2016 through March 31, 2017, which equals $3,058 per month for Mr. Hudson, $3,646 per month for Ms. Ferguson, and $3,542 per month for Mr. Case, shall be accrued on the Registrant’s books and the Registrant shall pay the amounts if and when the Board of Directors determines that the Registrant is financially able to do so. The Registrant shall also reimburse Mr. Hudson $19,500 for travel and moving expenses incurred in connection with his relocation to Portland from New York City.

Effective January 5, 2017, the Registrant shall pay to Michael J. Ellsworth, Chairman of the Board, a monthly fee in the amount of $2,500, in addition to other compensation he may receive as a director of the Registrant, for his services as Chairman of the Board. The amount payable to Mr. Ellsworth for the period from January 5, 2017 to March 31, 2017, shall be accrued on the Registrant’s books and the Registrant shall pay the amounts if and when the Board of Directors determines that the Registrant is financially able to do so. From April 1, 2017 going forward, the Registrant shall pay the monthly fee to Mr. Ellsworth on a current basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHMITT INDUSTRIES, INC.

April 13, 2017	By:	/s/ Ann M. Ferguson
		Name:	Ann M. Ferguson
		Title:	Chief Financial Officer and Treasurer